Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 15th day of October, 2012, by and between SQUARE 1 FINANCIAL, INC., a Delaware corporation (“Company”), SQUARE 1 BANK, a North Carolina chartered commercial bank (the “Bank”), and DIANE EARLE (“Executive”).

RECITALS

WHEREAS, Company and the Bank wish to employ Executive in positions of substantial responsibility;

WHEREAS, Company, the Bank and Executive desire to enter into an employment agreement pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, Company, the Bank and Executive hereby agree as follows:

1. DEFINITIONS: The following terms shall have the following meanings for all purposes of this Agreement:

Base Salary means the annual base compensation specified in Section 4 below.

Board means, unless otherwise indicated by the context, the Board of Directors of Company and the Board of Directors of the Bank.

Cause means any of the reasons listed in Section 7(d) below for which this Agreement may be terminated or Executive may be discharged prior to the end of the Term hereof.

Change of Control means and shall be deemed to have occurred upon the occurrence of any of the following events.

(1) The acquisition by any “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act) (other than Company, any Subsidiary or any Company or Subsidiary’s employee benefit plan), directly or indirectly, as “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing fifty percent (50%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of Company or the Bank;

(2) Either a majority of the directors of Company elected at Company’s annual stockholders meeting shall have been nominated for election other than by or at the direction of the “incumbent directors” of Company, or the “incumbent directors” shall cease to constitute a majority of the directors of Company. The term “incumbent director” shall mean any director who was a director of Company on the Effective Date and any individual who becomes a director of Company subsequent to the Effective Date and who is elected or nominated by or at the direction of at least majority of the then incumbent directors;

(3) The consummation of (x) a merger, consolidation or other business combination of Company with any other “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the 1934 Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of Company or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of Company or the Bank or an agreement for the sale or disposition of all or substantially all of Company’s or the Bank’s assets; or

(4) Notwithstanding the foregoing, a Change of Control shall not occur with respect to any “person” (as defined herein) who (i) is a shareholder of Company as of the Effective Date or (ii) becomes a shareholder of Company or the Bank after the Effective Date of the Agreement in connection with a sale of stock to such person by the Company or the Bank pursuant to a duly authorized resolution of the Company Board provided such person’s ownership interest after the sale is less than 50% of the Company’s or the Bank’s outstanding shares.

Code means the Internal Revenue Code of 1986, as amended.

Effective Date means the first day of the initial Term.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Good Reason means the occurrence of any of the conditions listed in Section 7(f) below which is followed by the resignation of Executive within twelve (12) months after such occurrence.

Principal Place of Employment means New York, NY.

Protected Customer shall mean any person, business or entity who or which:

(1) Was known by Executive to have purchased products or services from Company, the Bank or any Subsidiary other than the Bank during the two-year period immediately preceding Executive’s last day of employment with the Bank; or

(2) Purchased products or services from Company, the Bank or any Subsidiary other than the Bank during the two-year period immediately preceding Executive’s last day of employment with the Bank, and about whom Executive had access to confidential or proprietary information during this period; or

(3) Was known by Executive to have received (during the one-year period prior to Executive’s last day of employment with the Bank) but not yet acted upon a proposal by Company, the Bank or any Subsidiary other than the Bank for the purchase of products or performance of services.

Release Agreement means the Release Agreement attached hereto as Exhibit A.

Resignation for Good Reason means resignation by Executive in accordance with the provisions of Section 7(f) below.

Restricted Period means a period of twelve (12) months following Executive’s termination of employment for any reason occurring prior to a Change in Control and a period of twenty-four (24) months following Executive’s termination of employment for any reason that occurs coincident with or following a Change in Control.

Subsidiary means any corporation at least a majority of the stock of which is owned by Company, either directly or through one or more other Subsidiaries, and any other entity controlled, directly or indirectly, by Company or any other Subsidiary.

Term means the term of this Agreement specified in Section 3 below, including the initial term and any extended term pursuant to Section 8(a) below.

Termination for Cause means discharge of Executive prior to the end of the Term in accordance with the provisions of Section 7(d) below for any of the reasons listed therein.

Termination without Cause means discharge of Executive prior to the end of the Term in accordance with the provisions of Section 7(e) below.

2. EMPLOYMENT:

(a) During the Term, Executive shall serve as Executive Vice President — Chief Credit Officer of the Bank, reporting to the Chief Executive Officer of Company and the Bank. In such capacity, Executive shall be responsible for the management and oversight of all credit related affairs of the Bank. In addition, Executive will perform all duties and have all powers associated with such positions as and as may be set forth in the Bylaws of Company or the Bank. Executive agrees that, during the Term, she will devote her full business time and energy to the business, affairs and interests of Company and the Bank and serve diligently and to the best of her ability. Executive may serve as a director, trustee or officer of other corporations and entities, including without limitation charitable organizations, and engage in other activities to the extent those activities and services do not inhibit the performance of Executive’s duties hereunder or, in the opinion of the Board, conflict with the business of Company, the Bank or any Subsidiary.

(b) References in this Agreement to services rendered for Company and compensation, benefits, indemnification and liability insurance payable or provided by Company shall include services rendered for and compensation, benefits, indemnification and liability insurance payable or provided by the Bank and any Subsidiary other than the Bank, and references in this Agreement to “ Company “ shall mean and include the Bank and any Subsidiary other than the Bank if Executive performs any services therefor, as the context may require.

3. TERM: The initial term of this Agreement shall be for the period beginning on October 15, 2012 and continuing through and including October 14, 2014, subject, however, to earlier termination in the manner provided in this Agreement. Commencing as of the first anniversary of the Effective Date and continuing as of each anniversary of the Effective Date thereafter, the Board may, in the sole discretion of the Board, extend the Agreement term for an additional year, so that the remaining term of the Agreement again becomes twenty-four (24) full months from the applicable anniversary of the Effective Date, unless the Executive elects not to extend the term of this Agreement by giving written notice at least thirty (30) days prior to the applicable anniversary date. Notwithstanding the foregoing, the term of this Agreement shall be extended pursuant to Section 8(a) below upon the occurrence of a Change of Control.

4. BASE SALARY; INCENTIVE COMPENSATION:

(a) Executive shall receive an annual Base Salary at the rate of $225,000, payable in substantially equal installments no less frequently than monthly (less any amounts withheld as required by law or pursuant to any benefits plan). If Executive’s Base Salary is increased or decreased by Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

(b) During the term of this Agreement, Executive shall have a target cash bonus opportunity of up to 50% of her then current base salary under the terms of any annual cash incentive program approved by the Board for such year; provided that Executive’s target cash bonus opportunity for 2012 shall be based upon Executive’s blended salary for 2012, with respect to salary paid to Executive prior to and from and after the Effective Date; and provided further that, Executive acknowledges that the Company may from time to time in its sole discretion alter its compensation plans, including but not limited to altering the amount of target bonuses, the methodology by which bonuses are calculated, and the manner of payment (e.g., cash or equity) of any such bonuses, and any such changes shall apply to Executive as and when adopted. Nothing paid to Executive under any such program will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement,

(c) Immediately following the first Board meeting of the Company following the Effective Date, Executive shall be granted stock options to acquire an additional 27,500 shares of Company common stock, subject to the terms and conditions of the Company’s 2009 Stock Incentive Plan (the “SIP”). Subject to the provisions of the SIP, such options shall vest in equal installments over a five (5) year period beginning on the first anniversary of the date of the grant of options and continuing on each anniversary thereafter until fully vested. The exercise price of the options shall be equal to the fair market value of the stock as determined in accordance with the applicable provisions of the SIP.

5. EMPLOYEE BENEFITS AND REIMBURSEMENTS:

(a) Employee Benefits, Business Expenses. During the Term, Executive shall participate in any retirement, group insurance, hospitalization, incentive or deferred compensation and other benefit or compensation plans of the Bank presently in effect or hereafter adopted and generally available to all Company’s senior officers, subject to the terms and conditions specified in such plans. Executive shall also be entitled to any additional compensation, benefits or perquisites, if any, that may be provided specifically to or for Executive by Company or the Bank from time to time. During the Term, to the extent provided by corporate policies, Executive shall be reimbursed for expenditures (including travel, entertainment, parking and business meetings) made in pursuance and furtherance of the business and good will of Company.

(b) Vacation and Leave. Executive will be entitled to not less than twenty-eight (28) days of paid time off each year during the term of this Agreement, as well as holidays, in accordance with the Company’s and Bank’s policies and procedures for senior officers.

6. INDEMNIFICATION:

(a) Company, the Bank and any Subsidiary other than the Bank for which Executive provides services shall indemnify and hold Executive harmless from and against all liability and expense resulting from (1) all acts or omissions of Executive while acting in the capacity of a director, officer, trustee, or fiduciary and/or employee of Company, the Bank and any such Subsidiary during Executive’s employment as such director, officer, and/or employee and (2) acts or omissions of Company, the Bank and any such Subsidiary occurring or alleged to have occurred during or prior to Executive’s employment, on terms and conditions no less favorable to Executive than the terms and conditions providing for indemnification of officers and directors under the Articles or Certificate of Incorporation and the Bylaws of Company, the Bank charter and each such Subsidiary’s governing documents.

(b) The Bank shall carry directors and officers liability insurance in such amounts as the Bank in its discretion deems appropriate, and any payments made under such policy to Executive or on Executive’s behalf shall be offset against the indemnification obligation set forth in Section 6(a).

(c) Notwithstanding the foregoing, the indemnification provided by Section 6(a) shall not apply, and Executive shall not be indemnified, with respect to any acts or omissions which constitute wanton or willful misconduct or willful gross negligence. The indemnity obligation set forth in this Section 6 shall be subject to the prohibitions and limitations established by applicable law and as set forth in applicable regulations adopted by any federal or state bank regulatory agency having jurisdiction over Company, the Bank or any Subsidiary other than the Bank for which Executive performs services.

(d) The provisions of this Section 6 shall survive termination of this Agreement.

7. TERMINATION: Executive’s employment under this Agreement may be terminated under any of the following conditions.

(a) Disability: If Executive is unable to perform the essential functions of Executive’s positions on a full-time basis for a period of six (6) consecutive months (or for such shorter period ending with Executive’s eligibility for and receipt of long-term disability benefits under an insurance policy or employee benefit plan provided or made available to Executive by Company) by reason of illness or other physical or mental disability, Company shall have the right to terminate Executive’s employment under this Agreement at the end of the applicable period by written notice thereof. If Executive’s employment is so terminated, Executive shall be paid any salary and benefits to which Executive may be entitled until the end of the payroll period in which the date of termination occurs, and thereafter, Company shall have no further obligation for additional compensation and benefits under this Agreement. A condition of disability shall be determined by Company on the basis of competent evidence. A written opinion of a licensed physician certified in his field of specialization and acceptable to Company, or Executive’s entitlement to or receipt of long-term disability benefits under any insurance policy or employee benefit plan provided or made available to Executive by Company or under federal Social Security law, shall be conclusive evidence of disability.

(b) Death: In the event of Executive’s death during the Term, Executive’s estate shall be paid Base Salary at the rate in effect at the time of Executive’s death for a period of one (1) month after the date of Executive’s death and shall be paid for any accrued and unused paid time off. Such additional compensation and accrued and unused paid time off shall be paid in a single lump sum within thirty (30) days from Executive’s date of death.

(c) Resignation By Executive: Upon thirty (30) days prior notice, Executive may resign or voluntarily leaves the employ of Company, other than under circumstances treated as Resignation for Good Reason. In the event of Executive’s resignation under this Section 7(c), Executive shall be paid any accrued and unpaid salary and accrued and unused paid time off through her date of resignation.

(d) Termination For Cause: Company may, in its sole discretion, by written notice to Executive, terminate Executive’s employment immediately for Cause upon the occurrence of any of the following:

(1) Executive’s willful failure to follow or to cooperate in carrying out any of the lawful policies of Company or the Bank or the lawful directions of the Board;

(2) Continued and willful neglect by Executive of Executive’s duties for or on behalf of Company, the Bank or any Subsidiary other than the Bank for which Executive provides services;

(3) Willful misconduct or gross negligence of Executive in connection with the performance of any of Executive’s duties, including, by way of example, but not limitation, misappropriation of funds or property of Company, the Bank or a Subsidiary other than the Bank or a depositor therein or borrower therefrom, or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of Company, the Bank or Subsidiary other than the Bank to the prejudice of the Bank or its Subsidiaries;

(4) Conduct by Executive which results in Executive’s suspension and/or temporary prohibition or removal and/or permanent prohibition from participation in the conduct of the affairs of Company, the Bank or any Subsidiary other than the Bank pursuant to the rules and regulations of the primary federal or state banking agency for Company, the Bank or the other Subsidiary or any other federal or state banking agency having regulatory jurisdiction over Company, the Bank or the other Subsidiary;

(5) Exhibition by the Executive of a standard of behavior within the scope of Executive’s employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct);

(6) Conviction of Executive of a felony (other than a motor vehicle-related felony) or any misdemeanor involving moral turpitude or Executive’s willful violation of any law, rule or regulation to which Company, the Bank or other Subsidiary for which Executive performs services is subject or of a final order or other formal administrative action entered into, by or imposed upon Company, the Bank or any such Subsidiary;

(7) Willful violation of any code of conduct or standards of ethics applicable to employees of Company or the Bank that results in material and demonstrable damage to the business or reputation of Company or the Bank; or

(8) The issuance of a permanent injunction or similar remedy against Executive preventing Executive from executing or performing all or part of this Agreement;

If Executive’s employment is Terminated for Cause or Company and Bank have Cause for termination and Executive voluntarily resigns, Executive shall not be entitled to any further compensation or benefits under this Agreement other than payment of Base Salary through Executive’s last day of employment and for any accrued and unused paid time off.

(e) Termination Without Cause: Company may, in its sole discretion, by written notice to Executive terminate Executive’s employment under this Agreement immediately without Cause at any time (other than following a Change of Control, in which case a termination without Cause is governed by Section 8 of this Agreement). In the event of such termination: (i) Executive shall be paid any accrued and unused paid time off as of the date of termination, and (ii) Executive shall continue to be paid, during the twelve (12) months that follow the date of termination, the Base Salary that Executive is entitled to receive as of the date Executive is Terminated without Cause. Nothing in this Section shall affect Executive’s rights to receive any benefit which has been earned but not paid with respect to Executive’s performance prior to the date of such termination. The payment of the twelve (12) months of Base Salary described in this Section 7(e) shall be contingent upon Executive’s executing the Release Agreement within thirty (30) days after the date of such termination, not revoking the Release Agreement, and complying with the terms of the Release Agreement. The payments described in this Section 7(e) will be due Executive regardless of any subsequent employment attained by Executive which is not in violation of this Agreement or the Release Agreement.

(f) Resignation For Good Reason:

(1) Executive may Resign for Good Reason upon the occurrence of any of the following conditions without Executive’s prior written consent:

(A) a material adverse change in Executive’s position, authority and responsibilities relative to her position, authority and responsibilities at the Effective Date;

(B) a liquidation or dissolution of Company or the Bank, other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive;

(C) a material reduction in Executive’s Base Salary;

(D) a relocation of Executive’s Principal Place of Employment by more than thirty-five (35) miles from its location as of the Effective Date; or

(E) a material breach of this Agreement by Company or the Bank.

(2) Resignation for Good Reason shall be effected by delivering to Company, within twelve (12) months after the occurrence of one of the conditions described above, a written notice specifying a date for termination of employment (a) which is not less than thirty (30) days after the date of the notice, and (b) which is not more than ninety (90) days after the date of the notice. The notice shall also state that Executive is resigning for Good Reason as contemplated by this Section 7(f) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Resignation for Good Reason hereunder. If within the notice period, Company cures or corrects any circumstances providing a basis for Resignation for Good Reason pursuant to Sections 7(f)(1)(A) or (E) only, Executive shall not be entitled to Resign for Good Reason.

(3) If Executive Resigns for Good Reason at any time after the date of this Agreement (other than a Resignation for Good Reason during the Term after a Change of Control, which shall be governed by Section 8 below), then Executive shall be paid any accrued and unused paid time off as of the date of Executive’s termination of employment, and Executive shall continue to be paid, during the twelve (12) months that follow the date of Executive’s termination of employment, the Base Salary that Executive is entitled to receive as of the date of the notice announcing Executive’s resignation; provided that nothing in this Section 7(f) shall affect Executive’s rights to receive any benefit which has been earned but not paid with respect to Executive’s performance prior to the date of termination. The payment of the twelve (12) months of Base Salary described in this Section 7(f) shall be contingent upon Executive’s executing the Release Agreement within thirty (30) days after the date of such termination, not revoking the Release Agreement, and complying with the terms of the Release Agreement. The payments described in this Section 7(f) will be due Executive regardless of any subsequent employment attained by Executive which is not in violation of this Agreement or the Release Agreement.

8. CHANGE OF CONTROL: Notwithstanding the preceding provisions of this Agreement, upon the occurrence of a Change of Control, the following provisions shall apply:

(a) The Term shall be extended to a period of one (1) year after the date on which the Change of Control occurs if the remaining Term as of the Change of Control effective date is less than one (1) year.

(b) If, during the Term, as extended pursuant to Section 8(a), either Executive’s employment is Terminated without Cause or Executive Resigns for Good Reason, in either case, Company shall provide to Executive the following severance benefits:

(1) Company shall pay to Executive, in lieu of the compensation specified in Sections 7(e) or 7(f), a severance payment (subject to any applicable payroll or other taxes required to be withheld) equal to the sum of (i) Executive’s Base Salary at the rate then in effect, or if greater, the rate in effect immediately preceding the Change of Control and (ii) the Executive’s target bonus for the calendar year including the effective date of the Change of Control. Company’s obligation to make the severance payment shall be contingent upon Executive’s executing the Release Agreement within sixty (60) days after the date of such termination, not revoking the Release Agreement, and complying with the terms of the Release Agreement.

(2) Company shall pay to Executive in a lump sum on or before Executive’s last day of employment the amount of Executive’s accrued and unused paid time off determined on the basis of her Base Salary then in effect, or if greater, in effect immediately preceding the Change of Control.

(3) The payments described in this Section 8 shall be due Executive regardless of any subsequent employment obtained by Executive.

(c) In the event that the aggregate payments or benefits to be made or afforded to Executive in the event of a Change of Control (whether under this Agreement or otherwise) would be deemed to include an “excess parachute payment” under Code Section 280G or any successor thereto, then such payments or benefits shall be reduced to the extent necessary to avoid treatment as an “excess parachute payment”, with the reduction among such payments and benefits to be made first to payments and benefits payable or provided under this Agreement.

9. NONCOMPETITION, NONSOLICITATION AND NONDISCLOSURE:

(a) Executive hereby covenants and agrees that, for the period indicated below, following her termination of employment for any reason, she shall not, without the written consent of Company, either directly or indirectly:

(i) for a period of one (1) year, become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any business whatsoever that competes with the business of Company, the Bank or any Subsidiary other than the Bank in the United States.

(ii) for a period of two (2) years, solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of Company, the Bank or any Subsidiary other than the Bank to terminate her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of Company, the Bank or any Subsidiary other than the Bank in the United States; or

(iii) for a period of two (2) years, solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any Protected Customer to terminate an existing business or commercial relationship with Company, the Bank or any Subsidiary other than the Bank.

(iv) For purposes of this Section 9(a), a business that “competes with the business of Company, the Bank or any Subsidiary other than the Bank” shall mean (a) Silicon Valley Bank, Comerica Bank, Bridge Bank, First Republic, Escalate Capital, Hercules Technology Growth Capital, Eastward Capital, NXT Capital, Triplepoint Capital, Horizon Technology Finance, Lighthouse Capital Partners, Oxford Finance Corporation, Pinnacle

Ventures, Sand hilt Finance or Western Technology Investment/Venture Lending & Leasing, (b) any other depository financial institution or venture debt fund engaged in (x) the solicitation and acceptance of deposits of money and commercial paper from the venture capital markets and venture financed portfolio companies, or (y) the solicitation and funding of loans and the provision of other banking services to the venture capital markets and venture financed portfolio companies, or (c) any other business engaged in by Company or the Bank as of Executive’s termination of employment which is related specifically to the venture capital markets.

(b) During the Term and thereafter, Executive shall hold in a fiduciary capacity for the benefit of Company and its Subsidiaries all secret or confidential information, knowledge or data relating to Company and its Subsidiaries and their respective businesses, which shall have been obtained by Executive during Executive’s employment by Company, the Bank and any Subsidiary other than the Bank and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). Executive shall not, without the prior written consent of as applicable, Company, the Bank and such other Subsidiary or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Company, the Bank and such other Subsidiary and those designated by them. After the end of the Restricted Period, the existence and identity of the customers and employees of Company, the Bank, and any Subsidiaries other than the Bank shall not constitute secret or confidential information, knowledge or data.

(c) During any period in which Section 9(a) is effective, Section 9(a) shall not preclude Executive from holding any publicly traded stock provided Executive does not acquire any stock interest in any one company in excess of one percent (1%) of the outstanding voting stock of that company.

(d) The parties agree that the restrictions contained in this Section 9 are reasonable and fair. If Executive competes in violation of the terms of this Section 9, the parties agree that Company will be irreparably harmed without an adequate remedy at law. Accordingly, Executive acknowledges that if she breaches or threatens to breach any provision of this Section 9, Company shall be entitled to an injunction, both preliminary and permanent, restraining Executive from such breach or threatened breach, but such injunctive relief shall not preclude Company from pursuing all other legal or equitable remedies arising out of such a breach.

10. REFORMATION: The parties have attempted to limit Executive’s right to compete only to the extent necessary to protect Company, the Bank and Subsidiaries other than the Bank from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope or enforceability of a restrictive covenant set forth in Section 9 is in any way disputed at any time, a court or other trier of fact may modify and reform such provision to substitute such other terms as are reasonable to protect the legitimate business interests of Company, the Bank and Subsidiaries other than the Bank.

11. NOTICES: For the purposes of this Agreement, notices or other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered to the party to whom directed or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to such party at such party’s address last known by the party giving such notice. Each party may, from time to time, and shall, upon request of another party, designate an address to which notices should be sent. Notices of change of address shall be effective only upon receipt.

12. MODIFICATION; WAIVERS; APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by Executive, and on behalf of Company, by such officers as may be specifically designated by Company. No waiver of any breach, condition or provision of this Agreement by any party hereto at any time shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of North Carolina, except to the extent that federal law applies.

13. INVALIDITY; ENFORCEABILITY: The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14. SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and shall be binding upon Company and any successor to Company. If Executive should die while any amounts would still be payable to Executive hereunder all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

15. ATTORNEY’S FEES: Each party shall be responsible for any costs and fees (including attorney’s fees) it incurs in enforcing its rights under this Agreement.

16. EFFECT OF FEDERAL BANKING STATUTES AND REGULATIONS: Notwithstanding anything herein contained to the contrary, any payments to Executive by the Employer whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359. In addition, Executive agrees that this Agreement is subject to amendment at any time in order to comply with laws that are applicable to Company and the Bank (including regulations and rules relating to any governmental program in which Company or the Bank may participate).

17. HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

18. EFFECT ON PRIOR AGREEMENTS: This Agreement shall supersede all prior agreements, either expressed or implied, between the parties hereto with respect to the employment of Executive.

19. INTERNAL REVENUE CODE SECTION 409A/CONTINUATION OF BENEFITS/REIMBURSEMENTS: This Agreement is intended to and shall comply with Section 409A of the Code. All references to a termination of employment and separation from service shall mean and be administered to comply with the definition of “separation from service” in Section 409A of the Code. All reimbursements provided under this Agreement shall comply with Section 409A of the Code and shall be subject to the following requirements:

(a) The amount of expenses eligible for reimbursement, during Executive’s taxable year may not affect the expenses eligible for reimbursement to be provided in another taxable year, and

(b) The reimbursement of an eligible expense must be made by December 31 following the taxable year in which the expense was incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit.

If Executive is a “specified employee” (as defined under Section 409A of the Code) at the time of separation from service, to the extent that any amount payable under this Agreement constitutes “deferred compensation” under Section 409A of the Code (and is not otherwise excepted from Section 409A of the Code coverage by virtue of being considered “separation pay” or a “short term deferral” or otherwise) and is payable to Executive based upon a separation from service (other than death or “disability” as defined under Section 409A of the Code), such amount shall not be paid until the first day following the six (6) month anniversary of Executive’s separation from service. Any right to a series of installment payments shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code. Payment of any accrued and unused paid time off, unless expressly provided otherwise herein shall be made in a single lump sum within thirty (30) days of separation from service.

20. Arbitration of Disputes: Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator who is certified by the American Arbitration Association and is mutually acceptable to Executive and Company, sitting in a location selected by the Employer within fifty (50) miles from the main office of the Employer, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

21. Counterparts: This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

SQUARE 1 FINANCIAL, INC.

By:	/s/ Douglas H. Bowers
Douglas Bowers, President & CEO

SQUARE 1 BANK

By:	/s/ Douglas H. Bowers
Douglas Bowers, President & CEO

/s/ Diane Earle
Diane Earle

1st Amendment to Employment Agreement

WHEREAS, Square 1 Bank, a North Carolina chartered commercial bank (the “Bank”), and Square 1 Financial, Inc., a Delaware corporation (the “Company”), have previously entered into an employment agreement (the “Agreement”) with the undersigned (the “Executive”); and

WHEREAS, the Bank, the Company and the Executive have determined that certain modifications to the Agreement are necessary and appropriate to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Bank, the Company and the Executive hereby amend the agreement as follows:

1. A new Section 22 is hereby added to the Agreement:

“22. 409A COMPLIANCE. Notwithstanding anything in this Agreement to the contrary, for purposes of the period specified in this Agreement relating to the timing of Executive’s execution of a release of claims as a condition of the Bank’s obligation to pay severance, if such period would begin in · one taxable year and end in a second taxable year, any payment otherwise due Executive upon execution of the release of claims shall be made in the second taxable year and without regard to when the release of claims was executed or became irrevocable.”

2. In all other respects, the parties hereby ratify and affirm the terms of the Agreement.

IN WITNESS WHEREOF, the Bank and the Company have caused this Amendment to be executed by duly authorized officers, and the Executive has signed this Amendment, as of the 31st day of December, 2012.

SQUARE 1 BANK

By:	/s/ Douglas H. Bowers
Doug Bowers
President and Chief Executive Officer

SQUARE 1 FINANCIAL, INC.

By:	/s/ Douglas H. Bowers
Doug Bowers
President and Chief Executive Officer

EXECUTIVE:

/s/ Diane Earle
Diane Earle